SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act
of 1934

Date of Report
(Date of earliest event reported):	November 21, 2005 -----------------------

Commission File Number ----------------------------	Name of Registrant, State of Incorporation, Address and Telephone Number --------------------------------------	IRS Employer Identification Number ----------------------------
1-40	Pacific Enterprises (A California Corporation) 101 Ash Street San Diego, California 92101 (619) 696-2000	94-0743670

1-1402	Southern California Gas Company (A California Corporation) 555 West Fifth Street Los Angeles, California 90013 (213) 244-1200	95-1240705

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(Former name or former address, if changed since last report.)

FORM 8-K

The information contained in this Current Report on Form 8-K supplements and should be read in conjunction with the information contained in the registrant's Annual Report on Form 10-K for the year ended December 31, 2004 and subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the Securities and Exchange Commission.

Item 8.01 Other Events

As previously reported, on November 16, 2005 the Attorney General of California indicated that he expected to receive a referral from the California Public Utilities Commission (CPUC) to bring an action against Sempra Energy and its subsidiaries relating to alleged curtailments in the natural gas markets.

On November 21, 2005 the Attorney General and the CPUC filed a lawsuit against Sempra Energy and its California utility subsidiaries, Southern California Gas Company and San Diego Gas & Electric Company, in San Diego County Superior Court alleging that in 1998 Sempra Energy and the California utilities had intentionally misled the CPUC in ultimately obtaining CPUC approval to use the utilities' California natural gas pipeline capacity to enable Sempra Energy's non-utility subsidiaries to deliver natural gas to a power plant in Mexico. It further alleges that, as a result of insufficient utility pipeline capacity to serve both the power plant and California customers, San Diego Gas & Electric Company curtailed natural gas service to electric generators and large California commercial and industrial customers for 17 days in 2000-2001 with service disruptions resulting in increased air pollution and higher electricity prices for California consumers from the use of oil as an alternate fuel source by electric generating plants.

The lawsuit seeks statutory penalties of not less than $1 million, $2,500 for each of an unspecified number of instances of unfair business practices, and unspecified amounts of actual and punitive damages. It also seeks an injunction to require divestiture by Sempra Energy of non-utility subsidiaries to an extent to be determined by the court.

Information regarding other legal proceedings relating to the registrant is contained in the following reports that it has filed with the Securities and Exchange Commission: Annual Report on Form 10-K for the year ended December 31, 2004; Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2005; and the Current Reports on Form 8-K filed on November 15 and November 17, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Pacific Enterprises

Date: November 22, 2005	By: /s/ F. H. Ault -----------------------------------------
F. H. Ault Sr. Vice President and Controller

Southern California Gas Company

Date: November 22, 2005	By: /s/ S.D. Davis -----------------------------------------
S.D. Davis Sr. Vice President-External Relations and Chief Financial Officer